Exhibit 99.1

          Dillard's, Inc. Reports May Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--June 3, 2004--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended May 29, 2004 were $511,413,000 compared to sales for the four weeks ended May 31, 2003 of $536,644,000. Total sales decreased 5% for the four-week period. Sales in comparable stores for the four-week period decreased 5%.
    Sales for the 17 weeks ended May 29, 2004 were $2,365,808,000 compared to sales for the 17 weeks ended May 31, 2003 of $2,350,555,000. Total sales increased 1% for the 17-week period. Sales in comparable stores for the 17-week period were flat.
    For the four weeks ended May 29, 2004 sales in the Eastern region exceeded the average company sales trend. Sales in the Western region were slightly above trend while sales in the Central region were slightly below trend.
    Sales in cosmetics and in the accessories, shoes and lingerie and cosmetics significantly exceeded the Company average trend during the four weeks ended May 29, 2004. Sales in women's and juniors were slightly above trend. Weaker performances were noted in the men's, children's and home categories with the home category performing significantly below trend during the period.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965